EX-10.7
 Agreement Terminating Salary Continuation Agreement between Star Systems, Inc.,
        Concord EFS, Inc. and Ronald V. Congemi, dated October 6, 2000.

                              AGREEMENT TERMINATING
                          SALARY CONTINUATION AGREEMENT

                  This Agreement (the "Agreement") is made and entered into as of this 6th day of October, 2000 by and between Star Systems, Inc., a Delaware corporation (the "Company"), Concord EFS, Inc., a Delaware corporation
("Parent"), and Ronald V. Congemi (the "Executive") for the purpose of terminating the Salary Continuation Agreement between the Company and the Executive, dated February 1, 1997 (the "Salary Continuation Agreement").

                  WHEREAS, concurrently with this Agreement, the Company, Parent and Orion Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Sub will merge with and into the Company (the "Merger"); and

                  WHEREAS, the Company, Parent and the Executive mutually desire to terminate the Salary Continuation Agreement, and to pay out the benefit accrued thereunder in accordance with the terms of the Star Non-Qualified Deferred Compensation Plan, effective as of January 1, 2000 (the "Deferred Compensation Plan").

                  NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the parties hereby agree as follows:

1. As of the Effective Time of the Merger, as defined in the Merger Agreement, the Salary Continuation Agreement shall terminate, and no further benefits shall accrue or be payable to the Executive thereunder.

2. As of the Effective Time of the Merger, the benefit accrued on behalf of the Executive under the Salary Continuation Agreement immediately prior to the Effective Time (the "Accrual Balance") shall be credited to the account maintained for the Executive under the Deferred Compensation Plan, and shall be credited with earnings or losses and shall be paid to the
     Executive pursuant to the terms of the Deferred Compensation Plan. For purposes of the preceding sentence, the Accrual Balance shall be determined in accordance with Schedule A to the Salary Continuation Agreement, except that it shall be calculated (i) on a monthly basis, and (ii) without regard to the provisions of the Salary Continuation Agreement applicable in the event of a Change of Control, including Section 2.4 thereof.
3. The amounts credited to the Executive's account under the Deferred Compensation Plan, including the amount credited pursuant to Section 2 of this Agreement, shall be payable to the Executive as if neither the Merger nor any of the transactions contemplated by the Merger Agreement constituted a Change of Control.
4. The provisions of this Agreement shall become effective immediately prior to the Effective Time, provided, however, that if the Merger Agreement is terminated, then this Agreement shall automatically terminate at the same time.

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                  IN WITNESS  WHEREOF,  the  Company and Parent have caused this
Agreement to be signed by their duly authorized representatives and the Executive has signed this Agreement as of the day and year first above written.



                                      STAR SYSTEMS, INC.


                                      By:      /s/ E. Miles Kilburn
                                               Name:  E. Miles Kilburn
                                               Title:  Group EVP & CFO


                                      CONCORD EFS, INC.



                                      By:     /s/ E. T. Haslam
                                              Name:  Edward T. Haslam
                                              Title:  Chief Financial Officer


                                              /s/ Ronald V. Congemi
                                              Ronald V. Congemi